UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 7, 2026

Ameriguard Security Services, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-173039	99-0363866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5470 W. Spruce Ave #102 Fresno, CA	93722
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (559) 271-5984

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement

Item 8.01 Other Events

On April 8, 2026, Ameriguard Security Services Inc. (AGSS), received an email from the Department of Veterans Affairs Regional Procurement Office West, located in Pheonix AZ that the Veterans Affairs Long Beach CA contract was not awarded to TransportUS Inc. (TUS) a subsidiary of AGSS. The contract had been managed by TUS for 7.5 years and provided approximately $9 Million in annual revenues. This is approximately 58% loss of total revenue projected to be earned in 2026.

The contract was awarded to a California Corporation with a 3.5-year term, representing a total contract award of $20,928,228. The process of transitioning the contract from TUS to the new contractor will take place during April 2026. This award to the new contractor is a part of the normal contract business operations and although significant to TUS, is not unusual in the industry. TUS continues to bid on other transportation contracts of equal value. The Federal Contracting process allows for participating companies to protest the award due to mishandling by the Department of Veterans. Based on information learned after the contract award, TUS plans to protest the award.

TUS continues to manage two contracts in southern California with total revenues of approximately $3.8 million per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ameriguard Security Services, Inc

By:	/s/ Michael Goossen
Michael Goossen, CPA CFO

Date:  April 10, 2026